Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated September 24, 2020 (the “Commencement Date”), is between Vitality Biopharma, Inc., a Nevada corporation (the “Company”) and Brandon Zipp, an individual (“Executive”).

1. Position and Responsibilities

(a) Position. Executive is employed by the Company to render services to the Company in the position of Chief Science Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

(b) No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

(c) Term. The term of employment of Executive by the Company pursuant to this Agreement shall be for the period commencing on the Commencement Date and ending on the one-year anniversary of the Commencement Date, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement (the “Term”).

(d) Devotion to Duties. During the Term, Executive (i) shall devote all of his business time and efforts to the performance of his duties on the Company’s behalf, and (ii) shall not at any time or place or to any extent whatsoever, either directly or indirectly, without prior disclosure to the Company’s Chief Executive Officer, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative.

2. Compensation and Benefits

(a) Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary of One Hundred Eighty Thousand Dollars ($180,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

(b) Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. With respect to medical insurance, Executive and his dependents shall be eligible for full medical benefits under and in accordance with the Company’s medical benefits plan.

(d) Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

(d) Bonus. In the event of a Change of Control (as defined in Section 5 below), the Company shall pay to Executive a bonus equal to 2.5% of the Net Proceeds of such Change of Control on the ending date of the first payroll period following the Change of Control. “Net Proceeds” means the sum of the net proceeds derived from the cash and the fair market value of any securities, other property, or any other form of consideration paid by an acquirer for the equity, assets or business of the Company in connection with a Change of Control (or in connection with a Change of Control followed by a liquidation, dissolution or winding up of the Company), including amounts distributed to the holders of Company capital stock on their equity after the Closing Date pursuant to any escrow, earn-out or other similar arrangement (the payment of which amounts shall be made to Executive as calculated hereunder as soon as is reasonably practicable.) Net Proceeds do not include amounts paid to employees for bonuses and similar compensation for services arrangements. The calculation of payments under this Section 2(d) will not deduct such payments from gross proceeds in determining the amount of Net Proceeds. The fair market value of any securities, other property or any other form of consideration received by the Company or the holders of the equity securities of the Company in connection with the Change of Control will be determined on the same basis on which such securities are valued in the Change of Control.

3. At-Will Employment; Termination By Company

(a) At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless Executive’s employment is terminated without Cause, in which case Company shall provide Executive with the severance benefits described in Section 3(b) below.

(b) Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to twelve (12) months of the then-current Base Salary of the Executive payable in the form of salary continuation provided that Executive signs and returns to the Company a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and any applicable revocation period shall have expired, all within sixty (60) days following the date Executive’s employment terminates. Such severance shall be reduced by any remuneration paid to Executive because of Executive’s employment or self-employment during the severance period. Executive agrees to provide Company with information regarding such remuneration within five (5) days of receipt. Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive’s employment is terminated by Executive (in accordance with Section 5(a) below).

4. Other Terminations By Company

(a) Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice to Executive from the Company; (iv) Executive commits a material breach of the Proprietary Information and Inventions Agreement referenced below in Section 7(a); (v) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within thirty (30) days after written notice to Executive from the Company (if such breach is curable, and if not, immediately upon such material breach); or (vi) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

(b) By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(b) shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(c) By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 4(c) shall affect Executive’s rights under any Company-sponsored disability plan in which Executive is a participant.

5. Termination By Executive

(a) At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four-week notice period. Thereafter all obligations of the Company shall cease.

(b) Termination for Good Reason After Change of Control. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of Executive and (ii) such event occurs within six (6) months following a Change of Control (as hereinafter defined): (A) a change in Executive’s position with Company or its successor which materially reduces Executive’s level of responsibility; (B) a material reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company or its successor; or (C) a relocation of Executive’s principal place of employment by more than fifty (50) miles. In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive an amount equal to twelve (12) months of Executive’s then-current Base Salary payable in the form of salary continuation, paid in accordance with the Company’s regularly established payroll practices; provided that Executive signs and returns to the Company the Release and any applicable revocation period shall have expired, all within sixty (60) days following the date Executive’s employment terminates. Payments shall commence on the first payroll period beginning after the Executive has executed and returned the Release and the applicable revocation period has expired (the “Release Execution Period”); provided, however, that if the Release Execution Period begins in one calendar year and ends in another calendar year, payments shall not begin until the second calendar year. Such Severance shall be reduced by any remuneration paid to Executive because of Executive’s employment or self-employment during the severance period. Executive agrees to provide Company with information regarding such remuneration within five (5) days of receipt. Thereafter all obligations of the Company or its successor under this Agreement shall cease.

(c) “Change of Control.” For purposes of this Agreement, “Change of Control” shall mean the occurrence of an event outside of the ordinary course of business which is described below:

(i)	On the date that any one person or more than one person acting as a group (other than the Company, any corporation, partnership, trust or other entity controlled by the Company, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company) acquires ownership of equity in the Company or that, together with equity already owned by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity of the Company other than as a result of an acquisition of securities directly from the Company; or

(ii)	On the date that any one person or more than one person acting as a group (other than the Company, any corporation, partnership, trust or other entity controlled by the Company, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

6. Termination Obligations

(a) Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(b) Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.

(c) Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6, 7, and 8 herein (including Exhibit A) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

7. Inventions and Proprietary Information; Prohibition on Third Party Information

(a) Proprietary Information Agreement. Executive agrees to be bound by the terms of the Proprietary Information and Inventions Agreement, which Executive executed on December 11, 2012.

(b) Non-Disclosure of Third-Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination For Cause and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third-party proprietary information or trade secrets.

8. Arbitration

Company and Executive agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, the termination of this Agreement or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator. This Agreement includes any claims that the Company may have against Executive, or that Executive may have against the Company or against any of its officers, directors, employees, agents, or parent, subsidiary, or affiliated entities.

The claims covered by this Agreement include, but are not limited to, claims for: wrongful termination; breach of any contract or covenant, express or implied; breach of any duty owed to Executive by Company or to Company by Executive; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any federal, state or other governmental constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Family and Medical Leave Act (“FMLA”), and any applicable state laws, including, but not limited to the California Fair Employment and Housing Act (“FEHA”), the California Family Rights Act (“CFRA”), the California Constitution, and the California Labor Code. This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law. Executive may learn more about his legal rights by visiting websites hosted by federal and state governmental agencies. Current links to some of these websites are listed below, although they are subject to change by the hosting agencies: www.dinca.gov; www.dinca.gov/dIse; www.fehc.ca.gov; www.dinca.gov/iwc; www.doLgov; www.doLgov/compliance/laws/comp-flsa.htm; www.doLgov/dol/topic/wages/index.htm; and www.eeoc.gov/.

By signing this Agreement, the parties agree that any arbitration shall be conducted before a single neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of the American Arbitration Association then in effect (“AAA Rules”). The AAA Rules may be found at www.adr.org/sites/default/files/EmploymentRules_web2119.pdf. Executive acknowledges that he has had an opportunity to review the AAA Rules before signing this Agreement. The arbitration shall take place in Los Angeles County, California. The arbitrator shall have the authority to determine his or her own jurisdiction, including any objections with respect to the existence, scope or validity of this Arbitration provision, and to order discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies, including, but not limited to, injunctive relief from a court of competent jurisdiction, for a violation of Sections 6 or 7. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law. Executive shall not be required to pay any cost or expense of the arbitration that he or she would not be required to pay if the matter had been heard in a court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. This Agreement is enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sec 1 et seq. (the “FAR’), but if the FAA is held not to apply to this Agreement for any reason, this Agreement shall be enforced under the laws of the State of California.

BY SIGNING THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT EXCEPT AS OTHERWISE SET FORTH HEREIN.

THE PARTIES ALSO WAIVE THEIR RIGHT TO JOIN OR CONSOLIDATE CLAIMS WITH OTHERS OR TO MAKE CLAIMS WITH OTHERS AS A REPRESENTATIVE OR A MEMBER OF A CLASS. THE WAIVER IN THE PRECEDING SENTENCE IS A MATERIAL OR IMPORTANT TERM OF THIS AGREEMENT. IF EITHER PARTY INITIATES OR JOINS IN A LAWSUIT OR ARBITRATION AGAINST THE OTHER PARTY IN VIOLATION OF THIS WAIVER AND THE WAIVER IS FOUND TO BE UNENFORCEABLE FOR ANY REASON BY A COURT OR ARBITRATOR, THEN THIS ENTIRE ARBITRATION AGREEMENT IS VOID AND UNENFORCEABLE BY THE PARTIES.

9. Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing approved by the Chief Executive Officer and signed by Executive and by a duly authorized representative of the Company other than Executive. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10. Assignment; Binding Effect

(a) Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

(b) Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11. Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) two (2) business days following dispatch by overnight delivery service or five (5) business days following dispatch by the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Vitality Biopharma, Inc.

c/o Board of Directors

200 Park Avenue

Suite 400

Orange Village OH 44122

Executive’s Notice Address shall be the Executive’s then current residential address which Executive has provided to the Company for payroll processing purposes.

12. Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13. Taxes

All amounts paid under this Agreement (including without limitation Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

14. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15. Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17. Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18. Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement executed on December 11, 2012). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19. Indemnification; D&O Liability Insurance

To the maximum extent permitted by law and in addition to, and not in limitation of other rights to indemnification, exculpation and/or advancement of expenses by the Company (including under the bylaws, articles or certificates of incorporation or other organizational documents of the Company), the Company and its respective successors and assigns (collectively, the “Indemnitor”) shall indemnify, protect, defend and hold harmless Executive (Executive and Executive’s heirs, executors and administrators, the “Indemnitee”), from, for, and against any and all claims, liabilities, liens, fines, demands, lawsuits, actions, losses, damages, injuries, judgments, settlements, costs or expenses whether asserted in law or in equity and whether threatened or pending (including any claims made by regulatory agencies threatened or asserted against the Indemnitee and any expenses incurred by Executive to enforce the provisions of this Section 19 or to comply with requests to be a witness or any discovery request), by reason on the fact that Executive is or was an officer or director of the Company or any of its affiliates, other than those which have arisen from Executive’s gross negligence, willful misconduct, or breach of Section 7 of this Agreement (hereinafter, collectively, “Claims”). Indemnitor shall provide legal assistance and/or a legal defense, as the case may be, (at its sole expense) with counsel reasonably approved by the Indemnitee upon the first notice the Indemnitee sends to the Indemnitor and the Indemnitor shall continue to provide and pay for such assistance and/or defense to the Indemnitee until the matter is fully resolved by either final judgment, settlement, or other release executed by the Indemnitee. The Indemnitor further indemnifies and hold harmless the Indemnitee from, for and against all Claims, including, without limitation, all legal fees, costs and expert fees and costs that the Indemnitee may directly or indirectly sustain, suffer or incur as a result thereof. Indemnitor shall and does hereby assume on behalf of the Indemnitee, upon its demand, the amount of any costs allowed by law, and costs identified herein, any settlement reached or any judgment that may be entered against the Indemnitee, as a result of such Claims. The Company agrees that during the Term and for as long as suits can no longer be brought against him as a matter of law, Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ liability insurance which the Company maintains to indemnify its directors and officers on a basis no less favorable to Executive than the basis on which any such other director and/or officer is so covered.

20. Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

VITALITY BIOPHARMA, INC.

By:	/s/ Michael Cavanaugh
Name:	Michael Cavanaugh
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Brandon Zipp
Name:	Brandon Zipp